EX-99.6.a.ii

AMENDMENT NO. 4 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE VIP TRUST and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the XXth day of June, 2019, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware VIP Covered Call Strategy Series	[ ]	[ ]
Delaware VIP Equity Income Series	[ ]	[ ]
Delaware VIP Fund for Income Series	[ ]	[ ]
Delaware VIP Government Cash Management Series	[ ]	[ ]
Delaware VIP Growth and Income Series	[ ]	[ ]
Delaware VIP International Series	[ ]	[ ]
Delaware VIP Investment Grade Series	[ ]	[ ]
Delaware VIP Limited Duration Bond Series	[ ]	[ ]
Delaware VIP Opportunity Series	[ ]	[ ]
Delaware VIP Growth Equity Series	[ ]	[ ]
Delaware VIP Special Situations Series	[ ]	[ ]
Delaware VIP Total Return Series	[ ]	[ ]

DELAWARE MANAGEMENT COMPANY, A series of Delaware Management Business Trust By: Name: Title:	DELAWARE VIP TRUST By: Name: Title: